Exhibit 99.1

COMPANY CONTACTS:

Kenneth Traub

President and CEO

Tel. (914) 593-0809

KTRAUB@ABNH.COM

Alan Goldstein

Vice President and CFO

Tel. (914) 593-0844

AGOLDSTEIN@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS
THIRD QUARTER FINANCIAL RESULTS

Elmsford, NY - November 13, 2003 - American Bank Note Holographics, Inc. (“ABNH”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the third quarter and nine months ended September 30, 2003.

Net income for the third quarter of 2003 was $0.3 million, or $0.02 per share, compared to net income of $0.7 million, or $0.04 per share, for the third quarter of 2002.  Net income for the first nine months of 2003 was $0.6 million, or $0.03 per share, compared with net income of $0.9 million, or $0.05 per share, for the first nine months of 2002.  The results for the three and nine months ended September 30, 2002 included other income related to a patent settlement of $0.6 million.

Sales for the third quarter of 2003 were $4.6 million, compared with $4.7 million for the third quarter of 2002.  Sales for the first nine months of 2003 were $13.4 million, compared with $14.2 million for the first nine months of 2002.

Kenneth H. Traub, president and CEO of ABNH, commented, “In the third quarter, we expanded our relationship with MasterCard with the design and acceptance of the new secure MasterCard Debit hologram.  We entered into an amended agreement with MasterCard which extended our contract to at least 2011.  We will begin shipping the new MasterCard Debit hologram in the fourth quarter of 2003.  This program is important since it will be the primary

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ABNH REPORTS THIRD QUARTER FINANCIAL RESULTS/2

means for merchants and consumers to identify U.S. MasterCard debit and credit cards.”  Mr. Traub continued, “We have also continued our commitment to investment in research as we continue to develop improved products to address the security and design objectives of the transaction card, identification, pharmaceutical, consumer product and secure document markets.  Notwithstanding the increase in R&D spending, we have reduced overhead resulting in improved operating margins this year.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.  The Company’s products are used primarily for security applications such as counterfeiting protection and authentication of transaction cards, identification cards, documents of value, consumer and industrial products as well as for packaging and design applications.   ABNH is headquartered in Elmsford, NY.  For more information, visit www.abnh.com

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ABNH Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

This release and prior releases are available on the ABNH Web site at www.abnh.com

-Financial Tables to Follow-

ABNH REPORTS THIRD QUARTER FINANCIAL RESULTS/3

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,531	$8,659
Accounts receivable, net of allowance for doubtful accounts of $180 and $210	3,214	3,661
Inventories	2,210	2,541
Deferred income taxes	1,237	1,347
Prepaid expenses	462	396
Other	274	345
Total current assets	17,928	16,949
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $9,048 and $8,505	2,440	2,782
Other assets	128	399

Total Assets	$20,496	$20,130

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$569	$966
Accrued expenses	1,545	1,803
Customer advances	113	89
Total current liabilities	2,227	2,858
Deferred income taxes	1,190	830
Total liabilities	3,417	3,688

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 18,483,720 shares	185	185
Additional paid-in-capital	23,994	23,994
Accumulated deficit	(7,100)	(7,737)
Total Stockholders’ Equity	17,079	16,442

Total Liabilities and Stockholders’ Equity	$20,496	$20,130

ABNH REPORTS THIRD QUARTER FINANCIAL RESULTS/4

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue:
Sales	$4,629	$4,712	$13,442	$14,168
Royalty income	—	133	47	463
	4,629	4,845	13,489	14,631
Costs and expenses:
Cost of goods sold	2,090	2,032	6,094	6,852
Selling and administrative	1,520	1,759	4,911	5,417
Research and development	339	243	903	856
Depreciation and amortization	184	203	547	595
	4,133	4,237	12,455	13,720

Operating income	496	608	1,034	911

Other income:
Interest income	22	29	73	76
Patent settlement	—	570	—	570
	22	599	73	646

Income before provision for income taxes	518	1,207	1,107	1,557
Provision for income taxes	220	513	470	662

Net income	$298	$694	$637	$895

Net income per share:
Basic and diluted	$0.02	$0.04	$0.03	$0.05